Exhibit 99.28 (d)(6)

SCHEDULE A

TO

INVESTMENT ADVISORY AGREEMENT

BETWEEN THE ROXBURY FUNDS

AND

ROXBURY CAPITAL MANAGEMENT LLC

PORTFOLIOS OF THE ROXBURY FUNDS

AMENDED AUGUST 30, 2011

Roxbury Small-Cap Growth Fund

Roxbury/Mar Vista Strategic Growth Fund

SCHEDULE B

TO

INVESTMENT ADVISORY AGREEMENT

BETWEEN

THE ROXBURY FUNDS

AND

ROXBURY CAPITAL MANAGEMENT LLC

INVESTMENT ADVISORY FEE SCHEDULE

AMENDED AUGUST 30, 2011

Portfolio Fund	Annual Fee as a Percentage of Average Daily Net Assets (“Assets”)

Roxbury Small-Cap Growth Fund	1.00% of the Portfolio’s first $1 billion of Assets; 0.95% of the Portfolio’s next $1 billion of Assets; and 0.90% of the Portfolio’s Assets over $2 billion.

Roxbury/Mar Vista Strategic Growth Fund	0.75%